Exhibit 99.2

(Furnished herewith)

DEERE & COMPANY

OTHER FINANCIAL INFORMATION

The company evaluates its business results on the basis of accounting principles generally accepted in the United States. In addition, it uses a metric referred to as Shareholder Value Added (SVA), which management believes is an appropriate measure for the performance of its businesses. SVA is, in effect, the pretax profit left over after subtracting the cost of enterprise capital. The company is aiming for a sustained creation of SVA and is using this metric for various performance goals. Certain compensation is also determined on the basis of performance using this measure. For purposes of determining SVA, each of the equipment segments is assessed a pretax cost of assets, which on an annual basis is approximately 12 percent of the segment’s average identifiable operating assets during the applicable period with inventory at standard cost. Management believes that valuing inventories at standard cost more closely approximates the current cost of inventory and the company’s investment in the asset. The Financial Services segment is assessed an annual pretax cost of approximately 13 percent of the segment's average equity. The cost of assets or equity, as applicable, is deducted from the operating profit or added to the operating loss of each segment to determine the amount of SVA.

	Equipment		Production &		Small Ag		Construction
For the Six Months Ended	Operations		Precision Ag		& Turf		& Forestry
	May 1	May 2	May 1	May 2	May 1	May 2	May 1	May 2
Dollars in millions	2022	2021	2022	2021	2022	2021	2022	2021
Net Sales	$20,565	$19,049	$8,473	$7,599	$6,201	$5,904	$5,891	$5,546
Average Identifiable Assets
With Inventories at LIFO	$18,846	$16,292	$7,933	$6,375	$4,296	$3,513	$6,617	$6,404
With Inventories at Standard Cost	20,449	17,681	8,736	7,065	4,758	3,947	6,955	6,669
Operating Profit	$3,329	$3,524	$1,353	$1,651	$891	$1,117	$1,085	$756
Percent of Net Sales	16.2%	18.5%	16.0%	21.7%	14.4%	18.9%	18.4%	13.6%
Operating Return on Assets
With Inventories at LIFO	17.7%	21.6%	17.1%	25.9%	20.7%	31.8%	16.4%	11.8%
With Inventories at Standard Cost	16.3%	19.9%	15.5%	23.4%	18.7%	28.3%	15.6%	11.3%
SVA Cost of Assets	$(1,227)	$(1,062)	$(525)	$(425)	$(285)	$(237)	$(417)	$(400)
SVA	2,102	2,462	828	1,226	606	880	668	356

	Financial
For the Six Months Ended	Services
	May 1	May 2
Dollars in millions	2022	2021
Net Income Attributable to Deere & Company	$439	$427
Average Equity	5,683	5,376
Return on Equity	7.7%	7.9%
Operating Profit	$577	$553
Cost of Equity	(377)	(349)
SVA	200	204

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